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                                                                    EXHIBIT 10.3


                                    AGREEMENT

       THIS AGREEMENT, dated as of August 9, 2000 (the "Effective Date"), by and between GTECH HOLDINGS CORPORATION, a Delaware corporation (the "Company"), and
W. BRUCE TURNER ("Chairman").

       WHEREAS, the Company desires to retain the services of Chairman on the terms and conditions provided in this Agreement; and

       WHEREAS, Chairman, understanding and accepting the terms and conditions of employment set forth herein, desires to render such services on such terms and conditions.

       NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto hereby covenant and agree as follows:

       1. DEFINITIONS. Capitalized terms used in this Agreement and not otherwise defined herein shall have the following meanings:

       "ACT" means the Securities Exchange Act of 1934, as amended to date.

       "AFFILIATE" shall mean any joint venture or other entity in which the Company or any of its subsidiaries has an equity interest of at least 20%.

       "BOARD" means the Board of Directors of the Company.

       "CAUSE" means any of the following:

              (i) any willful failure by Chairman to substantially perform his duties;

              (ii) Chairman's engaging in serious misconduct which is injurious to the Company;

              (iii) any material breach by Chairman of the terms of this Agreement, including, without limitation, Sections 10, 11 and 14(a) hereof;

              (iv) Chairman's having been convicted of, or pleading nolo contendere to, a crime that constitutes a felony or is a gambling-related offense; or

              (v) Chairman's abuse of illegal drugs or other controlled substances or his habitual intoxication.

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       "CHANGE IN CONTROL" means the happening of any of the following:

              (i) any "person," including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Act, but excluding the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities;

              (ii) the stockholders of the Company shall approve a definitive agreement (1) for the merger or other business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of such merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 30% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company; or

              (iii) the purchase of 30% or more of the Stock pursuant to any tender or exchange offer made by any "person," including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Act), other than the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates.

       "CHANGE OF CONTROL DATE" means the date on which a Change in Control occurs, provided however that if a Change in Control occurs and if Chairman's employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by Chairman that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then the "Change of Control Date" shall mean the date immediately prior to the date of such termination.

       "CODE" means the Internal Revenue Code of 1986, as amended.

       "COMMON STOCK" means the Common Stock, par value $.01 per share, of the Company.

       "DISABILITY" means the inability (as determined by the Board in its sole discretion after affording Chairman a reasonable opportunity to present his case) of Chairman to render his agreed-upon, full-time services to the Company due to physical and/or mental infirmity.

       "GOOD REASON" means any of the following events:

              (i) the Assignment to Chairman of duties, responsibilities and/or reporting relationship that are materially inconsistent with those associated with Chairman's position as stated in Sections 4(a) and 4(b) hereof, excluding any interim relieving of Chairman's duties pursuant to Section 8(b);

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              (ii)   the Company's failure to pay Chairman any amounts otherwise vested and due hereunder or under any plan or policy of the Company;

              (iii) a reduction in the compensation or benefits payable to Chairman hereunder (including without limitation any compensation provided for in the appendices hereto), or a material adverse change in the terms or conditions on which such compensation or benefits are payable;

              (iv) a reduction in the title of Chairman without Chairman's consent (unless the shareholders fail to elect Chairmen as a director at the next annual meeting) or in the authorities, duties or responsibilities of Chairman;

              (v) if Chairman's principal place of employment by the Company is relocated more than 50 miles from West Greenwich, Rhode Island; or

              (vi)   any material breach of this Agreement by the Company.

       2.     RETENTION OF CHAIRMAN.

       The Company hereby agrees to retain Chairman, and Chairman agrees to be retained by the Company, to render services to the Company and its subsidiaries, affiliates and divisions for the period, at the rate of compensation and upon the other terms and conditions set forth in this Agreement. The Company agrees to use its best efforts to obtain Chairman's election as a director by the shareholders at the next annual meeting of the shareholders and at each annual meeting of shareholders thereafter during the Term of this Agreement.

       3.     TERM.

              (a) The term of Chairman's engagement hereunder shall commence on Effective Date, and shall continue for a term of two years (the "Term"). The Term is subject to earlier termination as hereinafter provided in Section 8 hereof, and the compensation, benefits, etc., if any, payable upon termination shall be as set forth in Section 9 hereof.

              (b) Notwithstanding anything to the contrary stated herein, this Agreement shall terminate in the event of a Change of Control effective on the Change of Control Date. The termination of this Agreement in such circumstances shall not be deemed to be the expiration or termination of the Term within the meaning of this Agreement and Chairman shall have no right to any compensation or benefit under Section 9 hereof by virtue of such Change of Control.

       4.     POSITION AND DUTIES.

              (a) Position. During the Term, Chairman shall be retained and shall serve as Chairman of the Board. During the Term, Chairman also agrees to serve, if elected, as a director

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of any subsidiary or Affiliate of the Company.

              (b) Duties. During the Term, Chairman shall have the authority and power to perform such duties consistent with his position as Chairman as designated by the Board, and shall report only to the Board or any committees thereof at the request of the Board. Chairman shall not be required without his consent to undertake responsibilities not commensurate with his position. Chairman shall comply fully and promptly with the various policies, procedures and rules governing employees promulgated and/or as amended from time to time by the Company and any applicable subsidiary or Affiliate of the Company (including, without limitation, the Company's Ethical Conduct and Conflicts of Interest Policy and Government Relations Policy) and with any applicable disclosure and other requirements of any governmental authority and of any other entity with which the Company, its subsidiaries and Affiliates are doing or propose to do business. Except for illness, vacations, and holidays in accordance with then-current Company policy, and (subject to the approval of the Board) reasonable leaves of absence, Chairman shall devote his full business time, attention, skill, undivided loyalty and best efforts to the faithful performance of his duties hereunder; provided, however, that Chairman may (i) with the approval of the Board, serve on corporate, civic and charitable boards and committees, (ii) deliver lectures and fulfill speaking engagements, and
(iii) manage personal investments, so long as such activities do not interfere with the performance of Chairman's responsibilities.

              (c) Principal Place of Employment. Chairman's principal place of employment shall be at the Company's principal offices (currently located in West Greenwich, Rhode Island) or at such other location as the Company hereafter reasonably may require. Chairman agrees to reside within reasonable daily commuting distance by car of such offices.

       5.     COMPENSATION AND REIMBURSEMENT OF EXPENSES.

              (a) Base Salary. For all services rendered by Chairman in all capacities with the Company, its subsidiaries and Affiliates during the Term, the Company shall pay or cause to be paid to Chairman as compensation a salary at an annual rate of $300,000 (the "Base Salary"), payable in equal installments not less frequently than monthly. Chairman may defer some or all of the Base Salary at his discretion.

              (b) Incentive Bonus. Chairman shall not be eligible to earn any incentive bonus.

              (c) Change of Control. In the event a Change of Control occurs, the Company shall pay Chairman the amount of one million dollars ($1,000,000) on the Change of Control Date. Chairman shall not be eligible to enter into any Change of Control agreement and shall receive no other compensation in the event of a Change of Control.

              (d) Reimbursement of Expenses. Consistent with the Company's established policies, the Company shall pay or reimburse Chairman for all reasonable and necessary travel and other expenses of Chairman incurred by Chairman in performing his duties hereunder upon

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receipt of written substantiation of such expenses.

              (e) Tax Gross-Up. To the extent Chairman incurs any Rhode Island income tax liability for any deferred income payments he receives from previous employers, the Company shall pay to Chairman an amount in cash equal to the sum of such Rhode Island state income taxes payable by Chairman plus a gross-up amount necessary to offset any and all applicable federal, state and local excise, income or other taxes incurred by Chairman by reason of the Company's payment of the amount of such Rhode Island income taxes incurred by reason of the gross-up payments made pursuant to this Section 5(e).

       6.     BENEFITS.

              (a) Other Arrangements. The payments provided in Section 5 hereof are in addition to any benefits to which Chairman may be, or may become, entitled under any benefit plan, program or arrangement (excluding any increase in salaries, generally) of the Company for which senior executives are or may become eligible.

              (b) Benefits. Except as otherwise expressly provided herein, Chairman shall be entitled to receive, during the Term, benefits substantially similar to the level of benefits provided generally to current senior executives of the Company (i.e. those who serve on the Company's Corporate Leadership Council) (hereinafter "Senior Executives") under any such benefit plan, program or arrangement, subject to Chairman's meeting the eligibility requirements of such plans, programs or arrangements, and in the case of benefit plans, programs or arrangements providing for discretionary grants or awards, to the discretion of the Board or applicable Committee.

              (c) Stock Options. Chairman shall receive the following stock options in accordance with the following terms and conditions:

                     (i) On the Effective Date, the Company shall grant to Chairman options to purchase 100,000 shares of Common Stock under the Company's 1997 Stock Option Plan (the "1997 Plan").

                     (ii) The Company shall grant to Chairman options to purchase 50,000 shares of Common Stock under the 1997 Plan or any successor plan to the 1997 Plan (alternatively, the "Stock Option Plan"), on each of the following dates: November 15, 2000, February 15, 2001, May 15, 2001, August 15, 2001, November 15, 2001, February 15, 2002, May 15, 2002 and the second anniversary of the Effective Date; provided, however, that on each of those dates the Chairman is still retained under this Agreement and the Term has not been terminated in accordance with Sections 3(b) or 8 of this Agreement.

                     (iii) In the event Chairman locates and hires before the expiration of the Term a Chief Executive Officer for the Company, the Company shall grant to Chairman options to purchase 100,000 shares of Common Stock under the Stock Option Plan on the

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effective date of the Chief Executive Officer's employment agreement.

              All grants of options under this Agreement are subject to and conditioned upon the Company obtaining all necessary shareholder approvals, which Company shall use all reasonable efforts to obtain. Each time Chairman receives a grant of stock options pursuant to this Section 6(c), he shall be asked to enter into the Company's standard Non-Qualified Stock Option Agreement (the "Option Agreement") which shall set forth the terms and conditions governing the grant and exercise of the Options including such terms as are set forth in this Section 6(c) and which Option Agreement shall be substantially similar to the Option Agreement attached hereto as Appendix D. The terms and provisions of the options provided for in this subsection (c) shall be essentially as set forth in Appendix A hereto. The Company shall use its best efforts to file, and cause to be effective under the Securities Act of 1933, as amended, a registration statement on Form S-8 (or a comparable form) with respect to the shares (or other rights) of equity issued as provided for or referenced in this Agreement or, if applicable, issuable upon exercise of rights so provided or referenced. The Company will also use its best efforts to ensure that each grant provided for under Appendix A or referenced above shall meet the requirements for exemption under Rule 16b-3 under the Act.

              (d) Restricted Stock. On the Effective Date, the Company shall grant to Chairman 100,000 shares of Restricted Stock (the "Restricted Shares") under the Company's 2000 Restricted Stock Plan (the "Restricted Stock Plan"). The Restricted Shares shall vest immediately and may be transferred in accordance with the terms and conditions of the Restricted Stock Plan. The Company shall pay to Chairman an amount is cash equal to the sum of such federal and state income taxes and any federal medicare taxes payable by Chairman as a result of the granting of the Restricted Shares plus a gross-up amount necessary to offset any and all applicable federal, state and local excise, income or other taxes incurred by Chairman by reason of the Company's payment of the amount of such taxes incurred by reason of the gross-up payments made pursuant to this Section 5(e); provided, however, that the Chairman shall not receive any payment from the Company respecting any tax liability incurred at any time thereafter, including without limitation any tax liability associated with the transfer of the Restricted Shares by Chairman.

              (e) Certain Specific Benefits and Arrangements. Without limiting the generality of subsection (a) and (b) above (except as may otherwise be specified in Appendix B hereto), Chairman shall be entitled to the specific benefits and arrangements set forth in Appendix B hereto.

              (f) Citicorp Non-competition Indemnification. Attached hereto as Appendix C is a copy of his non-competition agreement between Chairman and Citicorp. The Company shall indemnify and hold harmless Chairman for any claims, demands or causes of action arising out of said agreement and asserted by Citicorp against Chairman as a result of his retention by the Company as Chairman under this Agreement, including without limitation reimbursing Chairman for all costs of defense, including reasonable attorneys' fees, and including any losses of deferred compensation from Citicorp sustained by Chairman as a result of this Agreement.

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              (g)    Indemnification. The Company shall defend and hold Chairman harmless to the fullest extent permitted by applicable law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by Chairman of services for, or action of Chairman as a director, officer or employee of the Company or any parent, subsidiary or Affiliate of the Company, or of any other person or enterprise at the Company's request. Expenses incurred by Chairman in defending a claim, action, suit or investigation or criminal proceeding shall be paid by the Company in advance of the final disposition thereof upon the receipt by the Company of an undertaking by or on behalf of Chairman to repay said amount unless it shall ultimately be determined that Chairman is entitled to be indemnified hereunder; provided, however, that this shall not apply to a non-derivative action commenced by the Company against Chairman.

       7.     BENEFITS PAYABLE DURING TERM UPON DISABILITY.

              (a) Disability Benefits. In the event of Disability of Chairman during the Term of his employment hereunder, the Company shall continue to pay Chairman the compensation and extend to him the benefits provided in Sections 5 and 6 hereof during the period of Disability, subject to Section 9(c) hereof and to the extent permitted by applicable law, provided that in the event of Chairman's Disability for an aggregate period of time exceeding 150 calendar days in any 12 consecutive month period during the Term, the Company, at its election, may terminate the Term of Chairman's employment.

              (b) Services During Disability. During the Term, notwithstanding any Disability, Chairman shall, to the extent that he is physically and mentally able to do so, furnish information and assistance to the Company, and, in addition, upon the reasonable request in writing on behalf of the Board, or a senior executive officer designated by the Board, from time to time, he shall make himself available to the Company, its subsidiaries and Affiliates to undertake reasonable assignments consistent with his position and his physical and mental health.

       8.     TERMINATION OF EMPLOYMENT.

              (a) Expiration and Earlier Termination. Chairman's Term of employment shall terminate upon expiration of the Term and shall be subject to earlier termination:

                     (i)    upon the death of Chairman;

                     (ii) at the election of the Company in the event of Chairman's Disability (as provided in Section 7(a) hereof);

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                     (iii)  upon discharge of Chairman by the Company for Cause;

                     (iv) upon discharge of Chairman without Cause or resignation of Chairman; or

                     (v) as provided in Section 3(b) hereof, in the event of a Change of Control.

              (b) Certain Obligations of the Company. The Company shall give the Chairman not less than 60 days prior written notice of any intended termination of Chairman's employment by the Company for Cause (other than for the reasons set forth in clauses (ii) and (iv) of the definition of Cause in
Section 1 hereof) or without Cause. In the event of a proposed termination for Cause, such notice shall specify the grounds for such termination, and the Company shall only be entitled to terminate the Chairman for such Cause if the Chairman shall have failed to cure the grounds for such termination within said 60-day notice period and Chairman shall have been afforded an opportunity to address the Board, with legal counsel, to argue against such termination. However, after giving such notice and before Chairman is afforded the opportunity to address the Board, the Company may relieve Chairman of his duties on an interim basis. The Company may immediately terminate Chairman's employment by written notice in the event of the occurrence of any of the events set forth in clauses (ii) and (iv) of the definition of Cause in Section 1 hereof.

              (c) Certain Obligations of Chairman. Chairman shall give the Company not less than 60 days prior written notice of any intended termination by Chairman of Chairman's employment. In the event of a proposed resignation for Good Reason, such notice shall specify the grounds for such resignation, and Chairman shall only be entitled to terminate his employment for Good Reason if the Company shall have failed to correct the specified grounds within said 60-day notice period. Chairman shall not be entitled to terminate for Good Reason unless he has given notice to the Company of his intention so to terminate within 60 days following the occurrence of the event alleged to constitute such Good Reason. After Chairman provides such notice to the Company, the Company shall have 30 days from the date of such notice to effect a cure of the condition constituting Good Reason, and, upon cure thereof by the Company, such event shall no longer constitute Good Reason. Notwithstanding the foregoing, in the event that Chairman has given the Company notice of his intention to resign, the Board may elect to have such resignation become effective immediately or at such other date, not later than the effective date specified in the notice, as the Board may determine.

              (d) Upon termination of this Agreement by the Board or resignation by the Chairman, Chairman (unless otherwise requested by the Board) concurrently shall resign any directorships which he holds with the Company, its subsidiaries and Affiliates. Nothing contained herein shall require Chairman to resign any directorships which he holds with the Company, its subsidiaries and Affiliates at the natural expiration of the Term.

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       9.     COMPENSATION, BENEFITS, ETC. UPON, AND EFFECTS OF, TERMINATION.

              (a) Death, Discharge for Cause and Resignation for Other than Good Reason. If the Term of Chairman's employment is terminated by reason of his death, discharge for cause or resignation for other than Good Reason, the Company shall pay or cause to be paid to Chairman or his estate, as the case may be, at the time such payment is due (i) his Base Salary accrued through the effective date of such termination at the rate in effect immediately prior to such termination and (ii) any other amounts to which Chairman is entitled under the terms of Sections 5 and 6 hereof up to the effective date of such termination.

              (b) Disability, Discharge Without Cause and Resignation for Good Reason. If the Term of Chairman's employment is terminated by the Company by reason of his Disability as provided in Section 7(a) hereof, by the Company without Cause or by reason of Chairman's resignation for Good Reason, the Company shall pay to Chairman the remaining amount of the Base Salary owed to Chairman for the balance of the natural expiration of the Term as if the Term had not been terminated.

              (c) Chairman also shall be entitled, to the extent not inconsistent with this Agreement, to receive such additional benefits, if any, as he may be entitled to under the express terms of the applicable benefit plans (other than bonus and severance plans) of the Company, its subsidiaries and Affiliates, and to whatever medical coverage, if any, as is required to be provided by applicable law.

              (d) Reductions, Forfeitures, etc. Notwithstanding the foregoing: (i) any payments or benefits required to be paid or provided to Chairman pursuant to Section 7(a) in the event of Chairman's Disability shall be reduced to the extent that comparable payments or benefits are received by Chairman during such period under the Company's disability plan, as in effect from time to time, (ii) without limiting any other rights the Company may have, any payments or benefits required to be paid or provided to Chairman under this Agreement shall be forfeited to the Company by Chairman if Chairman shall breach any of his obligations under Sections 10(b) or 11 hereof, except as may otherwise be required by applicable law, and (iii) the payments and benefits required by this Section 9 shall be made or provided at such times as they would have been paid or provided if Chairman's employment had not been terminated.

              (e) Full Settlement. In the event of the termination of Chairman's employment, the payments and other benefits provided for by this Agreement (and as otherwise provided under the express terms of any compensation or benefit plans of the Company, its subsidiaries or Affiliates, to the extent not inconsistent with this Agreement, or as may otherwise be required by applicable law) shall constitute the entire obligation of the Company, its subsidiaries and Affiliates to Chairman for compensation and benefits and shall also constitute full and complete settlement of any claim under law or in equity that the Chairman might otherwise assert against the Company, its subsidiaries or Affiliates, for compensation and benefits.

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       10.    CERTAIN OBLIGATIONS OF CHAIRMAN.

              Chairman further covenants with the Company as follows and expressly agrees that the provisions of Sections 10 and 11 are material obligations to the Company and the breach of those provisions will constitute material breaches of this Agreement. As used in Sections 10 and 11, the term the "Company" shall include GTECH Holdings Corporation and its subsidiaries and Affiliates.

              (a) Assistance in Litigation. During the Term, and for a period of three years thereafter subject to reasonable accommodation of Chairman's then business schedule, Chairman, upon reasonable notice, shall furnish such information and proper assistance to the Company as may reasonably be required in connection with any litigation in which the Company is, or may become, a party or in connection with any investigation or review by any governmental agency of which the Company is or may become a subject. The Company shall compensate Chairman at a reasonable hourly rate, plus reimburse all expenses incurred, for any assistance provided by Chairman after the Term.

              (b) Confidential Information. Chairman shall not knowingly use for his own benefit or disclose or reveal to any unauthorized person, during or after the Term, any trade secret or other confidential information relating to the Company, including any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, firmware, programs, devices, supply sources and characteristics, business opportunities, marketing, promotional, pricing and financing techniques, and other information relating to the business of the Company; provided that such restriction on confidential information shall not apply to information which is (i) proven to be generally available in the industry, (ii) disclosed in published literature or (iii) obtained by Chairman after the Term from a third party without binder of secrecy. Chairman agrees that, except as otherwise agreed by the Company, he will return to the Company, promptly upon the request of the Board or any executive officer designated by the Board, any physical embodiment of such confidential information.

              (c) Proprietary Creations. All rights, title and interest in and to any ideas, inventions, technology, processes, know-how, works, hardware, software, firmware, programs, devices, trade secrets, trade names, trademarks or service marks, which Chairman may conceive, create, organize, prepare or product during the period of his employment with the Company and which relate to the business of the Company, and all rights, title and interest in and to any patents, patent applications, copyright registrations and copyright applications resulting therefrom, shall be owned by the Company, and Chairman agrees to execute instruments or documents, to provide evidence and testimony, and to otherwise assist the Company in establishing, enforcing and maintaining such rights, title and interest of the Company during and after the Term.

              (d) Authorization. Chairman does hereby irrevocably constitute, authorize, empower and appoint the Company, or any of its officers, such Chairman's true and lawful

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attorney (with full power of substitution and delegation) in Chairman's name, and in Chairman's place and stead, or in the Company's name, to take and do such action, and to make, sign, execute, acknowledge and deliver any and all instruments or documents which the Company, from time to time, may deem desirable or necessary to vest in the Company, its successors and assigns, any of the rights, title or interest granted pursuant to clause (ii) above for the use and benefit of the Company, its successors and assigns.

       11.    NON-COMPETITION.

              (a) During the Term and for two years following termination of Chairman's employment (irrespective of the reason for such termination), Chairman shall not engage or propose to engage, directly or indirectly (which includes owning, managing, operating, controlling, being employed by, acting as a consultant to, giving financial assistance to, participating in or being connected in any material way with any business or person so engaged) in any Lottery Business anywhere in the world, including without limitation in any business which competes or proposes to compete with any Lottery Business in which the Company was engaged or proposed to be engaged anywhere in the world; provided, that Chairman's ownership as a passive investor of less than one percent of the issued and outstanding stock or equity, or $100,000 principal amount of any debt securities, of any corporation, partnership or other entity so engaged shall not by itself be deemed to constitute such engagement by Chairman. As used herein, the "Lottery Business" shall mean the provision of products or services of every nature relating to the operation of all manner of lotteries however and wherever conducted. For the duration of the non-competition provision following the Term, Company shall pay Chairman the total amount of Three Hundred Thousand Dollars ($300,000), prorated not less frequently than monthly.

              (b) Further, for a period of two years following termination of Chairman's employment (irrespective of the reason for such termination), Chairman shall not (i) disturb or interfere with any business relationship between the Company and any of its customers, suppliers or other business associates, or (ii) solicit or cause to be solicited any officer, employee or customer of the Company to terminate such person's relationship with the Company or to take other action contrary to the best interests of the Company.

       12.    TAX WITHHOLDING.

              The Company may withhold from any benefits payable under this agreement all Federal, State, City, or other taxes as shall be required pursuant to any law or governmental regulations or ruling.

       13.    EFFECT OF PRIOR AGREEMENTS.

              This Agreement, including the Exhibit and Appendices hereto, contains the entire understanding between the parties hereto with respect, to the matters covered herein and supersedes any prior agreement, condition, practice, custom, usage and obligation with respect to such matters insofar as any such prior agreement, condition, practice, custom, usage or obligation might have given rise to any enforceable right.

       14.    GENERAL PROVISIONS.

              (a) Certain Representations and Warranties of Chairman. Chairman represents to the Company that (i) the execution and performance of this Agreement by Chairman and his employment hereunder does not and will not constitute a breach of any contract, agreement, obligation or understanding, oral or written, to which he is a party or by which he is bound (with the possible exception of the relationship disclosed to the Company in Addendum C);
(ii) the employment and other personal background information provided by Chairman to Company is true and correct in all material respects and (iii) to the best of Chairman's knowledge, there is no factor relating to him or his family not previously disclosed in writing to the Company which could reasonably be expected, if he were a senior executive officer or director of the Company, to disqualify the Company, its subsidiaries or Affiliates from, or materially jeopardize their chances of, obtaining lottery contracts or other contracts in the businesses in which they are engaged or propose to engage.

              (b) Non-assignability. Neither this Agreement nor any rights or interest hereunder shall be assignable by Chairman, his beneficiaries, or legal representatives without the Company's prior written consent.

              (c) Binding Agreement. This Agreement shall be binding upon, and accrue to the benefit of, Chairman and the Company and their respective heirs, executors, administrator, successors and permitted assigns, including, in the case of the Company, any person or entity acquiring all or substantially all of the Company's assets.

              (d) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

              (e) Remedies. Chairman acknowledges and agrees that the possible restrictions on his activities which may occur as a result of his performance of his obligations under Sections 10 and 11 hereof are required for the reasonable protection of the Company, its subsidiaries and Affiliates, and Chairman expressly acknowledges and agrees that such restrictions are fair and reasonable for that purpose. Chairman further expressly acknowledges and agrees that damages alone will be an inadequate remedy for any breach or violation by him of this Agreement and that the Company, its subsidiaries and Affiliates, in addition to all other remedies at law or in equity, shall be entitled as a matter of right to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction including, without limitation, any state or federal court in Rhode Island. If any of the provisions of such Sections are held to be in any respect an unreasonable or unlawful restriction upon Chairman, then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable.

              (f) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

              (g) Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.

              (h) Notices. For the purposes of this Agreement, notice and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States certified or registered express mail, return receipt requested, postage prepaid, if to Chairman, addressed to the address set forth on the signature page of this Agreement; if to the Company, addressed to GTECH Holdings Corporation, 55 Technology Way, West Greenwich, Rhode Island 02817 and directed to the attention of the Board with a copy to the Secretary of the Company; if to a member of the Board, addressed to each member at his respective address on file with the Secretary of the Company with a copy to the Company, or to such other address as either party may have furnished to the others in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

              (i) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

              (j) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

              (k) Headings. The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

              (l) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

              (m) Joint and Several Liability. Notwithstanding any other provision of this Agreement, each of the Company and subsidiary, and their successors and assigns, shall be jointly and severally liable for all obligations or any of them to Chairman hereunder. In the event that a substantial portion of the assets of the Company or the subsidiary are transferred to any other direct or indirect subsidiary or other Affiliate of the Company, whether in one transaction or a series of transactions, the Company or the subsidiary, as applicable, shall cause (prior to or concurrently with each transfer) the transferee to become a signatory to this Agreement and to become jointly and severally liable for all obligations or any of them to Chairman hereunder.

              IN WITNESS WHEREOF, GTECH Holdings Corporation has caused this Agreement to be executed by their duly authorized officers, and Chairman has signed this Agreement, all as of the day and year first above written.



                               GTECH HOLDINGS CORPORATION

Attest: /s/ [SIG]              By: /s/ [SIG]
       ----------------------     ---------------------------------
       Name:                   Name:
       Title:                  Title:




Witness:                       CHAIRMAN



/s/ [SIG]                      /s/ W. BRUCE TURNER
--------------------------     -----------------------------------
                               W. Bruce Turner

                               Address:

                                   APPENDIX A

SUMMARY OF TERMS OF STOCK OPTIONS

       The stock options to be granted under Section 6(c) of the Agreement are to be granted pursuant to the 1997 Plan, in the case of stock options granted on the Effective Date, and the 1997 Plan or any successor plan, in the case of all other stock option grants, and will be subject to the respective terms and conditions of the applicable Stock Option Plan and the terms and conditions of the Option Agreement. The following is a summary of the provisions of the stock options provided for in Section 6(c) of this Agreement:

Nature of Options -                       Nonqualified unless otherwise
                                          determined by the Committee.

Exercisability -                          Options shall become exercisable (i.e.
                                          vest) two years from the dates of
                                          grant of the particular option or at
                                          the expiration of the Term under
                                          Section 3(a) of this Agreement,
                                          whichever is earlier, subject to
                                          possible acceleration under the terms
                                          of the applicable Stock Option Plan.
                                          If Chairman so elects, the
                                          Compensation Committee of the Board
                                          hereby agrees to exercise its
                                          discretion under Section 5(d) of the
                                          1997 Plan to accept a note from the
                                          Company on behalf of Chairman as
                                          payment of the purchase price;
                                          provided, however, that the term of
                                          such note shall not exceed 5 years,
                                          shall require the payment of interest
                                          at the then prime rate, and shall
                                          contain such other reasonable terms as
                                          the Company and Chairman agree upon in
                                          good faith. In the event of a Change
                                          of Control as set forth in Section
                                          3(b) of the Agreement, his outstanding
                                          options, whether or not they have
                                          vested on the Change of Control Date,
                                          shall accelerate and become vested in
                                          full on the Change of Control Date and
                                          shall remain exercisable for a period
                                          of one year. In the event of the
                                          Termination of this Agreement as a
                                          result of Chairman's death or
                                          Disability or his resignation for Good
                                          Reason, his outstanding options shall
                                          accelerate and
                                          become vested in full on the
                                          termination date and shall remain
                                          exercisable for a period of one year.

Option Price -                            Fair market value at the date of the
                                          grant of the particular option.

Term - Ten years from the date of grant of the particular option, subject to earlier termination in certain circumstances under the terms of the applicable Stock Option Plan.

Termination of Employment -               In the event Chairman's employment is
                                          terminated, his outstanding options
                                          (i.e. options which have been granted
                                          but have not been exercised or
                                          terminated and have not expired), to
                                          the extent they are vested as of the
                                          date of termination or accelerate and
                                          vest under this Agreement or the
                                          Applicable Stock Option Plan as a
                                          result of the termination, shall
                                          remain exercisable for a period of one
                                          year; provided, however, that if
                                          Chairman remains as a director of the
                                          Company then all options shall remain
                                          exercisable in a manner comparable to
                                          the exercisability of options afforded
                                          to the then directors of the Company.

                                          Notwithstanding the foregoing, (i)
                                          with respect to Chairman's options, if
                                          any, which may be incentive stock
                                          options under the Code, the
                                          exercisability period following
                                          termination of employment shall not
                                          exceed that permitted by the Code,
                                          (ii) the period of exercisability of
                                          options following termination of
                                          employment specified above is subject
                                          to possible reduction in certain
                                          circumstances under the terms of the
                                          applicable Stock Option Plan, and
                                          (iii) in no event shall any option be
                                          exercisable after the expiration of
                                          its term. Except as expressly provide
                                          above, upon termination of Chairman's
                                          employment, his options, whether
                                          vested or unvested, shall immediately
                                          terminate and be of no further force
                                          and effect.

                                   APPENDIX B

                  SUMMARY OF CERTAIN BENEFITS AND ARRANGEMENTS

              1.     Relocation & Related Matters.

              (a) Relocation Expenses. The Company shall reimburse Chairman for all relocation costs incurred by him in moving from Florida to Rhode Island, in accordance with Company policy and in a manner similar to relocation benefits provided to Senior Executives.

              (b) Housing. The Company shall provide at its expense Chairman and his family with suitable housing in Rhode Island during the Term. The current expectation of the parties is that Chairman and his family will reside in the condominium leased by the Company in East Greenwich. In the event said condominium becomes unavailable, the Company shall provide comparable alternative housing.

              (c) Purchase of Home. In the event Chairman purchases a residence in Rhode Island, the obligation of the Company to provide housing shall expire and Company shall reimburse Chairman for all transaction costs (i.e. closing costs, moving expenses, etc.) incurred by Chairman in acquiring and relocating to said residence, but Chairman shall remain responsible for the purchase price of said residence and all finance charges associated with the purchase, including points and other interest charges.

              2. Vacation. During the Term, Chairman shall be entitled to a paid vacation of four weeks per year commencing to accrue on the date of Chairman's employment hereunder.

              3. Automobile. During the Term, the Company shall make available to Chairman for his own use a passenger automobile in accordance with the Company's automobile policy, as Chairman may select.

              4. Life Insurance. During the Term (and thereafter as and to the extent expressly provided in the Agreement), Chairman shall receive life insurance coverage in accordance with the Company's policy in a manner comparable to Senior Executives.

              5. Medical. During the Term (and thereafter as and to the extent expressly provided in the Agreement), the Company shall bear the cost of all medical expenses reasonably incurred by Chairman and his family (family eligibility to be determined in accordance with the Company's general policies concerning medical coverage), including hospitalization (private room), dental, optical and choice of physicians. Further, during the Term, the cost of Chairman's annual physical examination also shall be borne by the Company.

              6. Legal Fees. The Company shall reimburse Chairman for all legal fees incurred by him in the negotiation and preparation of this Agreement.

              7. Perquisite Plan. During the Term, Chairman shall be entitled to participate in the Company's Executive Perquisites Plan in a manner similar to Senior Executives, provided that the amount available to Chairman under the Plan for fiscal year 2001 shall be pro rated based upon the portion of the year he was retained by the Company. Benefits specifically numbered above in this Appendix B shall not be deemed to be provided under the Plan or subject to the Plan's cap.

              8. Deferred Compensation; 401(k); SERP. During the Term, Chairman shall be entitled to participate in the Company's 401(k) retirement plan, deferred compensation plan and Supplemental Retirement Plan for Senior Executives Plan ("SERP") in a manner similar to Senior Executives.

                              APPENDIX C OMITTED